UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apartment Investment and

Management Company

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September 25, 2020 Mr. Jonathan Litt Managing Principal Land & Buildings Investment Management, LLC 1 Landmark Square, 7th Floor Stamford, Connecticut 06901 Dear Mr. Litt, On behalf of the Apartment Investment and Management Company (“Aimco”) Board of Directors (the “Board”), we are writing in response to your letters dated September 22, 2020, and September 24, 2020. Although we disagree with your conclusion regarding our planned business separation, we wholeheartedly believe in and practice maintaining open communications with our shareholders. Thank you for your initial outreach and feedback. After a long-term strategic review, in which our Board and management were highly engaged and worked closely with multiple outside financial, legal, and tax advisors, we determined that pursuing the separation of our business into two distinct, publicly-traded companies—Apartment Income REIT (“AIR”) and Aimco—is the best path forward to drive significant value for all shareholders. Creating two entities focused on distinct core businesses provides a better way for investors to allocate their capital. AIR will be a bellwether opportunity to invest in a stabilized portfolio of apartment communities, and Aimco will offer access to an emerging set of opportunities in development and redevelopment, and also pursuing other accretive transactions that would otherwise be unavailable for AIR. Thus, we believe the separation will provide our shareholders the opportunity to invest in two companies with unique and compelling value propositions. With regard to your specific questions outlined in your letter dated September 24, 2020, we direct you to our Form 8-K filed on September 22, 2020, which addresses the expected treatment of holders of partnership units issued by Aimco Properties, L.P. We look forward to publicly providing additional information in the days and weeks ahead regarding the transaction’s substantial value-creation opportunities and other benefits for Aimco shareholders. Sincerely, Terry Consid ne Chairman and Chief Executive Officer Robert A. Miller Lead Independent Director Nina Tran Chairman of the Audit Committee 4582 S. Ulster Street • Suite 1700 • Denver, CO 80237 • T/ 303.757.8101 • F/ 303.759.3226

Important Additional Information and Where to Find It

In the event that Land & Buildings Investment Management (“L&B”) files a consent solicitation statement or a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a solicitation to, among other things, call a special meeting (the “Solicitation”), the Company plans to file a proxy statement or a consent revocation statement, as applicable, relating to any request to call such a special meeting or to any special meeting that may be called (each a “Solicitation Statement”) with the SEC, together with a WHITE proxy card or consent revocation card, as applicable. SHAREHOLDERS ARE URGED TO READ THE APPLICABLE SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Solicitation Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card or consent revocation card, as applicable) when filed by the Company with the SEC in connection with the Solicitation at the SEC’s website (http://www.sec.gov), at the Company’s website (https://investors.aimco.com/) or by contacting MacKenzie Partners, Inc. by phone toll-free at (800) 322-2885 or at (212) 929-5500, by email at proxy@mackenziepartners.com or by mail at 1407 Broadway, 27th Floor, New York, New York 10018.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Solicitation. Additional information regarding the identity of these potential participants, none of whom, other than Terry Considine, the Company’s Chief Executive Officer and Chairman of the Company’s board of directors, owns in excess of one percent (1%) of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the applicable Solicitation Statement and other materials to be filed with the SEC in connection with the Solicitation. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2020 annual meeting of shareholders (the “2020 Proxy Statement”), filed with the SEC on March 11, 2020. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2020 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.